EXHIBIT 99.1



                                          [Logo of Westfield America, Inc.]


 FOR IMMEDIATE RELEASE

 FOR FURTHER INFORMATION CONTACT:
 PAT HEALEY, 310-445-2407


                     WESTFIELD AMERICA, INC. (NYSE:WEA)
                            TO RAISE $86 MILLION

 LOS ANGELES, CA, AUGUST 18, 1999 -- Westfield America, Inc. announced today it has issued $86 million in convertible preferred stock in a private placement.

 The preferred stock is convertible into common stock at the equivalent of $18.00 per share and has a coupon equal to the greater of 8.5% or the dividend on Westfield America's common stock. All shares of the preferred stock have been sold to Westfield America Trust, an affiliate of Westfield America, but may not be convertible into common stock until approved by Westfield America, Inc.'s shareholders.

 Of the $86 million raised, $82 million of the proceeds have been used to acquire the super-regional shopping mall, Palm Desert Town Center in Palm Desert, California from The TrizecHahn Corporation.

 The preferred stock and the common stock into which it may be converted have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

 Westfield America, Inc. (NYSE:WEA), a real estate investment trust, is one of the nation's leading owners of regional shopping centers. With the acquisition of Palm Desert Town Center, the company owns interests in 38 major shopping centers, branded Westfield Shoppingtowns. Westfield Shoppingtowns are home to more than 4,700 speciality stores, serve 10% of the U.S. population and comprise 35.5 million square feet of leasable space in California, Colorado, Connecticut, Maryland, Missouri, New York, North Carolina and Washington. For more information, visit the website at www.westfieldamerica.com.